Exhibit 99-c

THE NEWHALL LAND AND FARMING COMPANY
23823 Valencia Blvd.• Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact: Erik Higgins
(661) 255-4064

Media Contact: Marlee Lauffer
(661) 255-4247

NEWHALL LAND REPORTS 2003 FIRST QUARTER RESULTS

VALENCIA, California, April 16, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) today reported first quarter results for 2003.

FINANCIAL RESULTS

(In millions, except per unit)

	Three Months Ended March 31,
	2003	2002
Revenues	$67.5	$51.8
Net Income	$11.8	$11.1
Per Unit Income – Diluted	$0.50	$0.45
Weighted Avg. # Units (in 000s) - Diluted	23,499	24,644

For the three months ended March 31, 2003, net income was $11.8 million, or $0.50 per partnership unit, compared with $11.1 million, or $0.45 per partnership unit reported for the first quarter of 2002.  Revenues for quarter totaled $67.5 million compared with $51.8 million for the same period in 2002.

The sales of all 759 residential lots in the Company’s Creekside community, of four custom home sites in the Westridge golf course community and of, 18.3 acres of industrial and commercial land, and from continuing operations of the Company’s income-producing portfolio were primary contributors to 2003 first quarter results.  Combined, these contributed $56.8 million to revenues and $19.0 million to net income.  Primary contributors in the 2002 first quarter were the sales of 312 residential lots in the Company’s Westridge golf course community and of 38.9 acres of commercial land, together with continuing operations of the Company’s income-producing portfolio, which contributed $46.2 million to revenues and $18.5 million to net income.

UNIT REPURCHASE PLAN UPDATE

During the first quarter of 2003, the Company repurchased 153,790 partnership units at an average price of $28.67 per unit.   Due to the Company’s unit repurchases, the average number of outstanding units for the 2003 first quarter was approximately five percent lower compared to the 2002 first quarter.  From the time the current repurchase program was announced in May 2001 through April 15, 2003, a total of 2,122,647 partnership units, or 84% of the 2,520,000 units authorized for repurchase, had been repurchased at an average price of $28.92 per unit.  A total of 397,353 units remained to be repurchased under the current repurchase program.  It is the Company’s current intention that the remaining units will be purchased from time-to-time at prevailing prices and, depending on market conditions, either through open market, or unsolicited negotiated transactions.  Repurchases are funded from cash flow generated from normal business operations and from available debt capacity.  Completion of the May 2001 repurchase program is expected to occur in 2003.  Factors that could affect the Company’s ability to complete its unit repurchase program include, but are not limited to, the availability of net revenues from continuing operations and available debt capacity, government approvals, changing market and economic conditions, changing interest rates, challenges to governmental approvals, and finding suitable buyers for certain properties.

Investors are invited to view weekly updates on the unit repurchase program by visiting Newhall Land’s website at www.newhall.com, clicking on Newhall Land, and going to “Investor Relations” and “Unit Repurchases”.

OUTLOOK

As previously reported, Newhall Land’s 2003 business plan anticipates that the majority of its revenues will be generated from residential, commercial and industrial land sales and its portfolio of income-producing properties.  The entire community of Creekside, consisting of 759 entitled, improved residential lots, was sold to merchant builders during the first quarter of 2003.  These 759 lots complete the Company’s residential lot sale offerings to merchant builders in 2003.  The Company’s residential focus for the balance of 2003 is on selling 26 custom, residential lots in Westridge.  As of March 31, 2003, four of these custom home sites closed escrow.  Combined, the sales price of these 785 residential lots is expected to total approximately $64 million.  The business plan for 2003 also includes the sale of 64 acres of industrial and commercial land with a combined expected sales price of $46 million.  As of March 31, 2003, 18.3 acres closed escrow and 31.1 acres of commercial land were in escrow for closings beginning later this year.  The Company’s portfolio of income-producing properties is expected to generate net operating income of approximately $22 million, after accounting for approximately $700,000 in projected start-up expenses for the Tournament Players Club at Valencia golf course, in 2003.   After deductions for administrative expenses and depreciation, the portfolio is expected to contribute approximately $10 million to earnings in 2003.  Residential lot sales in 2004 are expected to be minimal due to the previously reported court of appeals ruling related to West Creek.  The Company anticipates this delay will defer initial realization of value from West Creek lots until late 2005.

The ability to complete sales is dependent upon a variety of factors including, but not limited to, identification of suitable buyers for its land, reaching agreement with the buyers on definitive terms, the successful completion of the due diligence work by buyers, the availability of financing to suitable buyers, satisfactory resolution of regulatory and legal issues, and general market and other conditions, many of which are beyond the control of the Company.  Generally, revenues and income from land sales are recorded under the percentage of completion method of accounting.  Accordingly, certain revenues and income from land sales may be deferred to future periods when the Company has an obligation to complete development on property sold.

SUMMARY OF OPERATING RESULTS

Residential land sales

(Dollars in millions)

	Three Months Ended March 31,
	2003			2002
	#	Revenues	Income	#	Revenues	Income
Lot Sales	763	$38.9	$14.9	312	$14.8	$4.2
Prior Yr. Sales		5.2	1.8		2.0	0.6
Admin/Other*		1.1	(0.6)		0.1	(0.3)
Total	763	$45.2	$16.1	312	$16.9	$4.5

* Includes administration, marketing and other adjustments.

The Company sold 759 residential lots in the Creekside community to five merchant builders in the 2003 first quarter.  In addition, four custom home sites were sold in the Westridge golf course community.   Together, these sales contributed $38.9 million to revenues and $14.9 million to income under the percentage of completion method of accounting.  All of these transactions closed for cash.

Gary M. Cusumano, president and chief executive officer, said, “Demand for entitled residential lots in Valencia remains strong.  Despite recent economic uncertainty, low interest rates and a tight supply of lots have enabled the Company to realize strong values for residential land.  We are excited to bring our Creekside community online with a group of outstanding homebuilders.  KB Home, William Lyon Homes, Richmond American, Warmington Homes and The Olsen Company will build single-family and townhome products in six neighborhoods catering to the entry-level and first move-up homebuyers.  In addition, Fountainglen Properties will build a 226-unit senior housing community within Creekside.  As the communities of Creekside, Alta Vista and Hidden Creek come online later this year the number of active residential projects in Valencia will increase significantly and a full array of complementary housing products will be available to homebuyers.”

Valencia New Home Sales By All Builders*

	Three Months Ended March 31,
	2003	2002
Number of Sales	239	426
Number of Homes in Escrow	433	445
Number of Active** Builders/ Projects	8/11	6/8

 * Homes sold on lots previously purchased from the Company

** Ten or more homes remaining to be sold

New home sales in Valencia continue to be strong with 11 active projects.  Merchant builders in Valencia sold 239 new homes during the first quarter of 2003 compared to 426 new homes for the same period last year.  Pent-up demand after September 11, 2001 resulted in record first quarter home sales in 2002.  At March 31, 2003, merchant builders had 433 homes in escrow and an additional 2,101 unsold lots and homes, compared to 445 homes in escrow and an additional 1,124 unsold lots and homes at the end of the 2002 first quarter.  There were 7 residential home sites in the Westridge golf course community in escrow at March 31, 2003.  For the first two months of 2003 Valencia’s market share of new home sales in Los Angeles County and the Santa Clarita Valley was 16% and 44%, respectively.

Home prices in the Santa Clarita Valley and Valencia remain strong.  As of March 27, 2003, the median price for a single-family residence in the Santa Clarita Valley was $348,000, a 26.5% increase over the last 12-months.

Industrial and commercial sales

(Dollars in millions)

	Three Months Ended March 31,
	2003			2002
	Acres	Revenues	Income	Acres	Revenues	Income
Industrial Land Sales	5.7	$2.8	$0.4	—	$—	$—
Commercial Land Sales	12.6	5.1	1.2	38.9	$21.7	$11.3
Prior Yr. Sales		1.0	0.7		0.1	—
Admin/Other*			(1.7)			(1.6)

Total	18.3	$8.9	$0.6	38.9	$21.8	$9.7

* Includes administration, marketing and other adjustments.

During the first three months of 2003, one industrial parcel, totaling 5.7 acres closed escrow, contributing $2.8 million to revenues and $400,000 to income.  No industrial land was sold during the first three months of 2002.

For the 2003 first quarter, four commercial parcels, totaling 12.6 acres closed escrow, contributing $5.1 million to revenues and $1.2 million to income.  These sales included a 6-acre parcel located in Castaic for a 150-unit seniors apartment complex and a 4.6-acre parcel for a retail center.  During the same period in 2002, 38.9 acres of commercial land were sold, contributing $21.7 million to revenues and $11.3 million to income.   As of March 31, 2003, 31.1 acres of commercial land were in escrow for closings beginning later this year.

Mr. Cusumano stated, “Industrial land sales activity remained slow during the first quarter as the market continues to absorb space being brought to market from significant land sales in previous years.  The industrial vacancy rate in Valencia continues to improve and is now less than 10% compared to over 12% at the end of 2002.  While the current economic uncertainty makes it difficult to predict when the industrial land sales activity will pick up, we are encouraged by the leasing activity that is taking place in Valencia’s industrial parks and the competitive location of our property.”

Community Development

Community development expenses, which include Valencia and Newhall Ranch, for the quarter ended March 31, 2003 were $2.7 million compared to $2.9 million for the same period in 2002.  The reduction in first quarter 2003 community development expenses compared to first quarter of 2002 is the result of reduced marketing expenses.  A significant portion of the community development for the first three months of 2003 relates to litigation initiated by the Company against a gas and oil-field operator to seek to enforce contractual provisions requiring the operator to perform adequate clean-up of leased properties.

As previously reported, on March 25, 2003, the Los Angeles County Board of Supervisors conducted a public hearing on the Newhall Ranch Specific Plan.  At the conclusion of the public hearing, the Board of Supervisors instructed County staff to prepare the proposed final environmental documentation and proposed resolutions, ordinance and findings and conditions for the project Specific Plan and continue the matter to the Board of Supervisors’ May 27, 2003 meeting for further consideration and possible action.   The Board’s proposed action would require a reduction of approximately 730 housing units and 132,000 square feet of commercial and office space to reflect the removal from development of 64 acres for the Spineflower preserves that were a result of the previously reported settlement agreement with the California Department of Fish and Game and the Los Angeles County District Attorney.  Based on the proposed conditions, the maximum number of housing units in the project would be reduced to 20,885 and the maximum amount of commercial, industrial and office space would be limited to 5,549,000 square feet.

“We were pleased with the Board’s determination to close the public hearing.  This is potentially an important step in the entitlement process for Newhall Ranch.  A favorable vote at the May 27th Board of Supervisors’ meeting, it will enable us to return to Court later this year for a ruling on the issues subject to additional analysis, “ said Cusumano.  The target date for commencement of initial development of Newhall Ranch remains 2006.

Commercial Operations – Income-producing properties

(Dollars in thousands)

Net Operating Income	Three Months Ended March 31,
	2003	2002
Retained Properties(1)	$5,130	$5,470
Sold Properties(2)		(3)

Net Operating Income(3)	5,130	5,467
Admin/Depreciation(4)	(2,771)	(2,427)
Total Contribution to Income	$2,359	$3,040

(1) Includes NorthPark Village Square and River Oaks shopping centers, Valencia Town Center regional mall and entertainment center, retail along Town Center Drive, the Hyatt Valencia and Valencia Hilton hotels, restaurants, leases, and other miscellaneous income.

(2) Consists of a 35,310 sq. ft. building located in Valencia Commerce Center, which was sold in 2002 fourth quarter.

(3) Before administration, depreciation and interest expenses.  Maintenance expensed as incurred.

(4) Properties Held for Sale and Sold Properties avoided depreciation expense of $19,000 in the 2002 first quarter.  There were no Properties Held for Sale in the 2003 first quarter.

Occupancy Rates(1):	At March 31,
	2003	2002
Valencia Town Center Mall(2)	79%	82%
Entertainment Center(3)	97%	96%
Valencia Town Center Master Lease(4)	79%	77%
NorthPark/River Oaks Shopping Centers	100%	100%
Hotels	74%	74%

(1) Includes signed lease space and leases to short-term tenants.

(2) Includes 334,661 sq. ft. of leasable retail space in the mall and along Town Center Drive, and 8,431 sq. ft. of office space.  Vacant space includes approximately 39,000 sq. ft., which is not available for occupancy due to construction activities at the property.

(3) Includes 128,745 sq. ft. of leasable space.

(4) Includes 51,000 sq. ft. of retail space from a 12-1/2 year lease-back agreement that was part of the sale of four office buildings along Town Center Drive that closed escrow in early December 2000.

For the first three months of 2003, net operating income (before administration, depreciation and interest expense) and contribution to income for the Company’s income portfolio were $5.1 million and $2.4 million, respectively, compared with $5.4 million and $3.0 million, respectively, during the same period in 2002.  The slight decline in net operating income and contribution to income in the first quarter of 2003 is attributable to decreased occupancy at Valencia Town Center and a reduction in operating performance at the two hotel properties.

The initial phase of a major renovation at Valencia Town Center is complete with an all-new food court concept, which opened in February 2003.  Called the “Atrium Cafes,” the relocated and expanded collection of quick stop restaurants opened in the area that formerly housed Edwards Theaters 10-plex Cinema.  The Atrium Cafes offers seating for 600 patrons at all new booth, table and counter seating, which doubles the existing food court’s seating capacity.  The second phase of construction, to remodel the old food court area into an exciting new retail environment, has begun.  The new retail portion will extend the second level of the center over the old food court space.  This second phase of the remodel is expected to open to shoppers by the 2003 holiday season.  The Company is continuing preliminary discussions with a potential additional anchor tenant to expand retail opportunities at Valencia Town Center.

Commercial Operations - Valencia Water Company

Valencia Water Company revenues for the three months ended March 31, 2003, were $2.7 million compared to $2.8 million in the comparable 2002 period.  Net income for the 2003 first quarter was $197,000 compared to $442,000 for the 2002 first quarter.  Lower income for the 2003 first quarter resulted primarily from higher administrative expenses related to litigation.

In January 2002, Valencia Water Company was notified by the California Public Utilities Commission (CPUC) of the Commission’s desire to perform a review of the utility’s authorized rate of return based upon its approved rate structure.  The review was completed in February 2002 and resulted in a 4.85% reduction in Valencia Water Company’s authorized water billing rates.  In March 2002, Valencia Water Company filed a general rate case with the CPUC.  A proposed decision was received in April 2003 and a final decision is expected by the end of the second quarter 2003.  It is anticipated that the final decision from the CPUC will result in a slight increase to the water company’s authorized revenues over current revenues.

Valencia Land Inventory Status

In Net Acres*

(As of 3/31/03)

	Unentitled	Entitled Unimproved**	Entitled Improved	Total
Commercial	30	106	17	153
Apartment	30	20	6	56
Industrial	—	302	63	365
Magic Mtn. Planning Area	403	44	4	451
Residential	199	254	42	495
- Number of lots***	627	1,759	82	2,468
Total Net Acres	662	726	132	1,520

*                         Residential number of lots not included in totals.

**                                  Number of lots includes 1,759 units for West Creek, which has been delayed due to continued legal proceedings.

***                           The number of residential lots and the net commercial/industrial acres may vary from the time they are entitled until the time they are marketed and sold due to market factors, merchant builder requirements and other conditions.

Valencia Land Under Development Costs*

(In $000)

	March 31, 2003	December 31, 2002
Residential development	$19,720	$27,706
Industrial and commercial land development	$7,324	$19,722

* Represents historical cost of residential, industrial and commercial land development, including land.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activities are planning communities in Valencia, California and on Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

OPERATING RESULTS ATTACHED

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise effect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

23.06

The Newhall Land and Farming Company	Consolidated Statements of Income
(in thousands except per unit)
(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues

Real estate
Residential land sales	$45,299	$16,897
Industrial and commercial sales	8,950	21,761
Commercial operations
Income-producing properties	9,901	9,729
Valencia Water Company	2,742	2,799
	66,892	51,186

Agriculture operations	652	623

Total revenues	$67,544	$51,809

Contribution to income

Real estate
Residential land sales	$16,080	$4,533
Industrial and commercial sales	626	9,687
Community development	(2,687)	(2,890)
Commercial operations
Income-producing properties	2,359	3,040
Valencia Water Company	197	442
	16,575	14,812

Agriculture operations	304	274

General and administrative expense	(4,503)	(2,820)

Operating income	12,376	12,266

Interest and other, net	(599)	(1,143)

Net income	$11,777	$11,123

Net income per unit	$0.51	$0.46

Net income per unit - diluted	$0.50	$0.45

Weighted average number of units used in computing per unit amounts:
Net income per unit	23,203	24,224
Net income per unit - diluted	23,499	24,644

Cash distributions per unit:
Regular	$0.10	$0.10
Special	—	0.13

The Newhall Land and Farming Company	Consolidated Balance Sheets
(in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS

Cash and cash equivalents	$52,018	$25,403

Accounts and notes receivable	8,174	6,131

Land under development	27,511	47,428

Land held for future development	19,155	19,154

Income-producing properties, net	163,634	159,971

Property and equipment, net	76,390	76,449

Investment in joint venture	1,234	1,199

Other assets and deferred charges	26,821	23,890

	$374,937	$359,625

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable	$29,800	$35,948

Accrued expenses	48,047	43,119

Deferred revenues	33,209	22,696

Mortgage and other debt	59,927	60,037

Advances and contributions from developers for utility construction	38,583	38,490

Other liabilities	23,581	23,639

Total liabilities	233,147	223,929

Partners’ capital

23,396 units outstanding, excluding 13,376 units in treasury (cost-$333,676), at March 31, 2003 and 23,518 units outstanding, excluding 13,254 units in treasury (cost-$330,358), at December 31, 2002	143,068	136,974

Accumulated other comprehensive income	(1,278)	(1,278)
	141,790	135,696

	$374,937	$359,625

The Newhall Land and Farming Company	Consolidated Statements of Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,777	$11,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,895	2,808
Increase in land under development	(11,504)	(21,652)
Cost of sales and other inventory changes	31,420	21,373
Increase in accounts and notes receivable	(2,043)	(19,922)
Increase in accounts payable, accrued expenses and deferred revenues	8,681	6,072
Cost of property sold	1,607	76
Other adjustments, net	(3,018)	(1,240)

Net cash provided by (used in) operating activities	39,815	(1,362)

CASH FLOWS FROM INVESTING ACTIVITIES:

Development of income-producing properties	(7,047)	(3,365)
Purchase of property and equipment	(1,029)	(1,401)
Investment in joint venture	(35)	(88)

Net cash used in investing activities	(8,111)	(4,854)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions paid	(2,366)	(5,588)
(Decrease) increase in mortgage and other debt	(110)	18,998
Increase in advances and contributions from developers for utility construction	93	829
Purchase of partnership units	(3,797)	(8,554)
Issuance of partnership units	1,091	1,120

Net cash (used in) provided by financing activities	(5,089)	6,805

Net increase in cash and cash equivalents	26,615	589

Cash and cash equivalents, beginning of period	25,403	3,050

Cash and cash equivalents, end of period	$52,018	$3,639

Supplemental schedule of non-cash investing and financing activities:
Payable for unit repurchases	$(612)	$(81)